Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Ecochild Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated September 3, 2009, on the balance sheet of Ecochild Inc. as at October 31, 2008, and the related statements of operations, stockholders' equity, and cash flows for the period from December 18, 2007 (date of inception) through October 31, 2008.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
September 9, 2009	Ronald R. Chadwick, P.C.